Exhibit 23.2




                       Independent Auditors' Consent

The Board of Directors
Willow Grove Bancorp, Inc.:

We consent to the use of our report dated July 23, 2001, except as to note 17 which is as of September 7, 2001, with respect to the consolidated statements of financial condition of Willow Grove Bancorp, Inc. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, included in the June 30, 2001 Form 10-K of Willow Grove Bancorp, Inc. and the Prospectus of Willow Grove Bancorp, Inc., dated February 11, 2002, which Form 10-K and Prospectus are incorporated herein by reference.



                                     /s/ KPMG LLP

Philadelphia, Pennsylvania
April 26, 2002





















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